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                                                                    Exhibit 99.3

                             STATE SAVINGS COMPANY


                              20 EAST BROAD STREET


                           COLUMBUS, OHIO 43215-3416


                                                                  March   , 1998

Dear Shareholder:

     On behalf of the Board of Directors, I cordially invite you to attend a Special Meeting of Shareholders (the "Special Meeting") of State Savings Company
("State Savings"), which will be held at           , Eastern Daylight Savings
Time, on April   , 1998, at                          .

     At the Special Meeting, you will be asked to approve and adopt the Affiliation Agreement dated as of January 2, 1998, between Fifth Third Bancorp ("Fifth Third") and State Savings (the "Affiliation Agreement") and the transactions contemplated thereby. Pursuant to the Affiliation Agreement, State Savings will merge into Fifth Third (the "Merger"). The consummation of the Merger is subject to various conditions, including the receipt of shareholder approval and of all required regulatory approvals.

     If all of such conditions are satisfied, each common share, $100 par value, of State Savings (the "State Savings Common Shares") will be canceled at the time the Merger becomes effective (the "Effective Time") in consideration and exchange for the right to receive 1,847.26 (the "Exchange Ratio") shares of common stock, without par value, of Fifth Third ("Fifth Third Common Stock"), subject to adjustment under certain circumstances. Based on the closing price
per share of Fifth Third Common Stock on the Nasdaq National Market on March   ,
1998, the value of 1,847.26 shares of Fifth Third Common Stock was $          .


     The actual value of the Fifth Third Common Stock to be received by State Savings shareholders will depend on the market price of Fifth Third Common Stock at the Effective Time. In the event of any stock dividends, reclassifications, recapitalizations, split-ups, exchanges of shares, distributions or combinations or subdivisions of Fifth Third Common Stock or any other event or action which has a similar economic effect before the Effective Time, the Exchange Ratio will be adjusted so as to give shareholders of State Savings the economic benefit of such event or action. The Exchange Ratio may also be adjusted in the event of a substantial decline in the value of Fifth Third Common Stock if certain conditions are met.


     The Exchange Ratio was negotiated under the direction of your Board of Directors in light of various factors, including State Savings' recent operating results, current financial condition and future prospects. Keefe, Bruyette & Woods, Inc., a financial advisor to State Savings, has advised your Board of Directors that in its opinion, as of the date hereof, the Exchange Ratio is fair to the shareholders of State Savings from a financial point of view.

     The proposed Merger is discussed in detail in the accompanying Proxy Statement/Prospectus, as well as in the Affiliation Agreement which is appended thereto as Annex A.


     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AFFILIATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO ADOPT THE AFFILIATION AGREEMENT. APPROVAL OF THE PROPOSAL WILL ALSO AUTHORIZE THE BOARD OF DIRECTORS TO EXERCISE ITS DISCRETION WHETHER TO PROCEED WITH THE MERGER IN THE EVENT THAT STATE SAVINGS HAS THE RIGHT TO TERMINATE THE AFFILIATION AGREEMENT IN ACCORDANCE WITH THE TERMS THEREOF.


     THE AFFILIATION AGREEMENT MUST BE APPROVED AND ADOPTED BY THE AFFIRMATIVE VOTE OF (I) AT LEAST TWO-THIRDS OF THE ISSUED AND OUTSTANDING STATE SAVINGS COMMON SHARES ENTITLED TO VOTE, AND (II) A MAJORITY OF THE VOTING POWER OF STATE SAVINGS REPRESENTED IN PERSON OR BY PROXY AT THE SPECIAL MEETING, EXCLUDING ANY STATE SAVINGS COMMON SHARES OWNED BY ANY OFFICER OF STATE SAVINGS OR ANY DIRECTOR OF STATE SAVINGS WHO IS ALSO AN EMPLOYEE OF
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STATE SAVINGS. AN ABSTENTION OR FAILURE TO VOTE HAS THE SAME EFFECT AS A VOTE
AGAINST THE PROPOSAL. IT IS, THEREFORE, IMPORTANT THAT YOU VOTE.

     Your vote is very important, regardless of the number of shares you own. Please sign and return the proxy card in the postage-paid return envelope provided for your convenience. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Special Meeting. Please vote and return your proxy today.

                                          Sincerely,


                                          David E. Reese


                                          Chairman


If you have any questions or need any help in voting your shares, please telephone Mark K. Milligan, Secretary, at State Savings, (614) 460-6100.